Exhibit 5.16

1300 SW Fifth Avenue Portland, Oregon 97201 Marcus J. Williams 503.778.5370 tel 503.276.5770 fax marcuswilliams@dwt.com

December 20, 2019

Local Entities defined below

c/o StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, PA 19053

Re:	Registration Statement on Form S-4 dated December 18, 2019

Ladies and Gentlemen:

We have acted as special counsel to certain subsidiaries identified on Schedule A hereto (collectively, the “Local Entities” and each a “Local Entity”), each of which is a wholly-owned direct or indirect subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the above referenced registration statement (as amended, the “Registration Statement”), which includes a prospectus (the “Prospectus”) as required under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to: (a) the offer by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc. a West Virginia corporation (“Cornerstone Co.” and together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), of up to $392,768,073 aggregate principal amount of their 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “New Notes”), being registered pursuant to the Registration Statement under the Act, in exchange for up to $392,768,073 aggregate principal amount of the their’ outstanding 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “Exchange Notes”), and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Act.

The New Notes will be issued under an Indenture, dated as of June 27, 2019 (the “Indenture”), among the Issuers, the Guarantors, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee. The Indenture is in the form filed as Exhibit 4.1to the Registration Statement.

4852-3192-8171v.3 0100428-000002

December 20, 2019

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Guarantees.

We have examined such matters of fact and questions of law as we have deemed appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Local Entities and others as to factual matters without having independently verified such factual matters. We are opining herein as to the effects of the Washington Limited Liability Company Act (as to the Local Entities identified in Schedule A as the “Washington Guarantors”) and the Oregon Limited Liability Company Act (as to the Local Entity identified in Schedule A as the “Oregon Guarantor”), and other laws of the States of Washington and Oregon. Other than for the laws of the states of Washington (in the case of the Washington Guarantors) and Oregon (as to the Oregon Guarantor), we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws. We further express no opinion as to any matters of federal law (other than the Act as specifically referenced herein), any municipal law or the laws of any local agencies within any state (including local laws and local agencies of Oregon and Washington). With respect to matters governed by the laws of jurisdictions other than the States of Oregon and Washington, including without limitation the validity, authorization, execution, issuance, enforceability and interpretation of the Exchange Notes, we advise you that those matters are being passed upon by Duane Morris LLP, and we have relied to the extent we have deemed appropriate upon the opinion of Duane Morris LLP as to such matters.

Subject to the foregoing, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Indenture and in the manner described in the Prospectus, such Guarantee will be a legally valid and binding obligation of such Local Entity, enforceable against such Local Entity in accordance with its terms.

We have been engaged for the limited purpose of rendering the opinions herein. Except as expressly set forth herein, we have not undertaken any independent investigation in support of the opinions expressed in this letter and we have relied solely upon our review of the foregoing documents in rendering the same. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

4846-6940-5615v.1 0090602-000021

December 20, 2019

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent transfer and other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

Very truly yours,

/s/ Davis Wright Tremaine LLP

Davis Wright Tremaine, LLP

4846-6940-5615v.1 0090602-000021

December 20, 2019

Schedule A

Local Entities

Washington Guarantors

StoneMor Washington Subsidiary LLC

StoneMore Washington, Inc.

Oregon Guarantors

StoneMor Oregon LLC

StoneMor Oregon Subsidiary LLC

4846-6940-5615v.1 0090602-000021